Exhibit 4.1

                                                            EXECUTION COPY

                    EMPLOYMENT AND NONCOMPETITION AGREEMENT


         This Agreement is dated as of September 20, 1995, and is among THOMAS PEACOCK (the "Employee"), NEMASOFT, INC., a Michigan corporation (the "Company") and NEMATRON CORPORATION, a Michigan corporation ("Nematron").

         In consideration of the premises herein contained, the parties agree as follows:

         1. Employment. The Company employs the Employee as Vice President-Machine Control Software of the Company, and the Employee accepts such employment, upon the terms and conditions set forth in this Agreement. Employee acknowledges and agrees that (a) his title may be changed as the parties agree, but his duties shall remain in software and not sales or marketing, (b) his office shall be located in New Hampshire throughout the term of this Agreement, and (c) reasonable periods of travel will be required in connection with the performance of the Employee's duties, primarily to the Company's offices in Virginia Beach, Virginia and Ann Arbor, Michigan.

         2. Duties During Employment Period. The Employee shall perform and discharge well and faithfully such duties for the Company as may be assigned to the Employee from time to time by the Board of Directors of the Company and/or the President of the Company and, in the absence of such assignment, such services customary to such office as are necessary to the operations of the Company. The Employee shall devote all of his business time, attention and energies to the business of the Company.


         3. Term. The Employee's employment under Sections 1 and 2 of this Agreement shall be for a period (the "Employment Period") commencing on the date hereof and ending two years after the date hereof, unless sooner terminated in accordance with Section 9 below.

         4.  Employment Period Compensation.

         (a) Base Salary. For all services to be rendered by the Employee hereunder (including services as officer, employee, member of any committee of the Company or any subsidiary or division or otherwise), the Company shall pay an annual salary to the Employee during the Employment period of $100,000 (payable in bi-weekly installments). The Board of Directors may, at its option, make such additional salary determination as it deems appropriate in light of the performance of the Employee and the Company. However, Employee agrees and acknowledges that such increases or bonuses have not been promised and may not occur at all. All payments shall be subject to all applicable taxes required to be withheld by the Company pursuant to federal, state or local law.

         (b) Additional Compensation. In addition to the compensation set forth in Section 4(a), Employee will be entitled to the following compensation:

                 (i) At the execution of this Agreement (receipt of which is hereby acknowledged), Employee shall receive 26,000 shares of Common Stock of Nematron ("Nematron Shares"). Nematron agrees to use all reasonable efforts to register the Nematron Shares on a Form S-8 Registration Statement or a Form S-3 Registration Statement as Nematron deems appropriate. Nematron agrees to file such Registration Statement with the Securities and Exchange Commission on or before January 31, 1996.

                 (ii) On January 2, 1996 the Employee shall receive $6,500 in cash;

                 (iii) In accordance with Section 3(e) of the Merger Agreement among the Employee, the parent of the Company and Ron Lavallee dated August 30, 1995 (the "Merger Agreement") the Employee is entitled to receive up to $6,500 in cash and up to 21,000 warrants to acquire Nematron Common Stock ("Warrants"). The determination of the amount of compensation payable under this
         Section 4(b)(iii) and the timing of the payment thereof will be determined in accordance with Section 3(e) of the Merger Agreement provided, however, that in no event shall the cash compensation under this Section 4 (b)(iii) be payable until after January 2, 1996;

                 (iv) Within 30 days after the end of each fiscal quarter, the Employee will be entitled to receive two percent (2%) of the royalties relating solely to United States Patent No. 4,852,047 (the "Patent") collected by the Company from any current or future licensees (unaffiliated with the Company) until such time as the Patent expires or the Company determines that the Patent is not valid and enforceable, whichever occurs earlier.

         (c) Other Benefits. The Company shall provide Employee with the fringe benefits, prerequisites, and other benefits of employment provided to salaried executives of the Company or of its parent, Nematron, serving in a capacity similar to Employee, from time to time during the Employment Period. These benefits will be adjusted from time to time as determined by the Board of Directors of the Company. Reasonable travel expenses of Employee will be paid by the Company. If permitted by the Employee Retirement Income Security Act of 1974, as amended and the Internal Revenue Code of 1986, as amended (i) the duration of Employee's employment with Universal Automation, Inc. ("Universal") will be counted as employment by the Company or its parent in calculating fringe benefits whenever relevant,
(ii) Employee will be entitled to four weeks of paid vacation through December 31, 1995 and may carry over any unused weeks to the next calendar year, and (iii) Employee will also be offered a paid health insurance plan in New Hampshire equivalent or better than currently provided by Universal.


         5.      Covenant Not To Compete.

                 (a) Noncompetition. The Employee acknowledges that the services to be provided hereunder are unique and that their loss would cause irreparable injury to the Company. The Employee also hereby acknowledges and recognizes the highly competitive nature of the Company's business and, accordingly, in consideration of the employment of the Employee by the Company, the Employee agrees to the following:

                 (i) That during the Restricted Period (hereinafter defined), he will not, directly or indirectly (other than on behalf of the Company or its parent, subsidiaries or other affiliates (collectively, " Affiliates"), engage in the design, development, manufacture, sale, marketing or servicing of products or provision of services which at any time during the Employee's employment with the Company, including with its predecessor Universal, were designed, developed, manufactured, sold, marketed, serviced or provided by either (A) the Company (including Universal) or (B) its Affiliates; or engage in any activity which is in competition with the activities of the Company or its Affiliates (the "Business Activities") whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise, in any geographic area in which at any time during the Employee's employment with the Company (including with Universal) the products or services of the Company (including Universal) or its Affiliates were distributed or provided or in which the Company (including Universal) or its Affiliates has competed.

                 (ii) That during the Restricted Period, he will not, directly or indirectly, engage in any Business Activities (other than on behalf of the Company or its Affiliates) by supplying products or providing services which at any time during the Employee's employment with the Company (including with Universal) were supplied or provided by the Company (including Universal) or the Company's Affiliates to any customer with whom the Company (including Universal) or its Affiliates at any time during the Employee's employment with the Company (including Universal) has done any business, whether as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 2% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or otherwise.

                 (iii) During the Restricted Period the Employee will not directly or indirectly solicit, induce or influence any customer, supplier, lender, lessor or any other person which has a business relationship with the Company or its Affiliates at any time during the Restricted Period to discontinue or reduce the extent of such relationship with the Company or its Affiliates.

                 (iv)  During the Restricted Period, the Employee will not
         (A) directly or indirectly recruit, solicit or otherwise induce or influence any employee or sales agent of the Company or its Affiliates to discontinue such employment or agency relationship with the Company or its Affiliates, or (B) employ or seek to employ, or cause or permit any business which competes directly or indirectly with the Business Activities (the "Competitive Business") to employ or seek to employ for any Competitive Business, any person who is then (or was at any time within six months prior to the date the Employee or the Competitive Business employs or seeks to employ such person) employed by the Company or its Affiliates.

         (b) Restricted Period. As used herein, the term "Restricted Period" shall mean the period commencing with the date hereof and ending on the date that is one year after the termination of the Employee's employment with the Company, irrespective of the reason for any termination of employment provided, however, that if such termination occurs prior to three years from the date hereof the Restricted Period shall end on two years after such termination.


         6. Disclosure of Information. The Employee acknowledges that the Company's and its Affiliate's trade secrets, private or secret processes as they exist from time to time and information concerning products, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers disclosed to the Employee (the "Proprietary Information") are valuable, special and unique assets of the Company and its Affiliates, access to and knowledge of which are essential to the performance of the Employee's duties hereunder. In light of the highly competitive nature of the industry in which the Company's businesses are conducted, the Employee agrees that all Proprietary Information heretofore or in the future obtained by the Employee as a result of the Employee's association with the Company, including its predecessor Universal, shall be considered confidential. In recognition of this fact, the Employee agrees that he will not during the Restricted Period or at any time thereafter, disclose any of such Proprietary Information for his own purposes or for the benefit of any person or other entity (except the Company or its Affiliates) under any circumstances unless such Proprietary Information has been publicly disclosed or, upon written advice of legal counsel reasonably satisfactory to the Company, that the Employee is legally required to disclose such Proprietary Information. Records prepared by the Employee or that come into his possession during his employment by the Company (including Universal) are and remain the property of the Company, and when his employment with the Company terminates, such records shall be left with the Company.

         7. Company Right to Inventions. The Employee shall promptly disclose, grant and assign to the Company for its sole use and benefit any and all inventions, improvements, technical information and suggestions relating in any way to the products, services or other Business Activities from time to time engaged in by the Company or its Affiliates which the Employee has conceived, developed or acquired prior to his employment with the Company, or may conceive, develop or acquire during the Employee's employment by the Company (whether or not during usual working hours), together with all patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such invention, improvement or technical information.

         At the request of the Company at any time, the Employee shall execute documents assigning to it, or its designee, any invention, improvement, discovery, technical information, suggestion, idea, or any patent application or patents, copyrights and reissues thereof referred to above, and shall execute any papers requested relating thereto and perform such other lawful acts as may be necessary or advantageous in the opinion of the Company or its counsel to vest title to any such invention, discovery, improvement, technical information, suggestion, idea, patent application, patent, copyright or reissues thereof in the Company or its designee.

         8.      Remedies.

                 (a) The Employee acknowledges and agrees that the Company's remedy at law for a breach or threatened breach of any of the provisions of Sections 5, 6 or 7 would be inadequate. In recognition of this fact, in the event of a breach by the Employee of any of the provisions of Sections 5, 6 or 7, as determined by the Company in its sole discretion acting in good faith, the Employee agrees that, in addition to its remedy at law, all rights of the Employee to employment and payment or otherwise under
Section 4 hereof and the Employee's employment and all amounts then or thereafter due to the Employee from the Company under this Agreement may be terminated and the Company to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                 (b) The Employee acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of Proprietary Information would not be an adequate remedy upon breach or threatened breach of Sections 5, 6, or 7 and consequently agrees, upon proof of any such breach, to the granting of injunctive relief prohibiting the designing, development, manufacture, marketing or sale or products and providing of services of the kind designed, developed, manufactured, marketed, sold or provided by the Company or any other form of competition with the Company. Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

         9.      Termination.

                 (a) The Employee's employment under this Agreement may be terminated by the Company for dishonesty, willful misconduct, failure to materially perform his duties and responsibilities consistent with the provisions of paragraphs 1 and 2 hereof, or breach of any of the provisions of paragraph 5, 6 or 7 of this Agreement. The Company shall not terminate the Employee's employment solely for failure to materially perform his duties without first giving the Employee thirty (30) days prior written notice of such a failure and an opportunity to cure such failure within such 30 day period.

                 (b) If the Employee's employment under this Agreement is terminated by the Company for any reason set forth in clause (a) of this paragraph 9, the Company shall continue to be liable only for the Base Salary set forth in Section 4 of this Agreement, if any, with respect to periods of time prior to the date of such termination.

         10. Securities Matters. The Employee acknowledges and agrees to the following in connection with the Nematron Shares, the Warrants and the shares of Nematron Common Stock underlying the Warrants (the "Warrant Shares"):

                 (a) Shares, Warrants and Warrant Shares Entirely for Employee's Own Account. The Employee confirms that the Shares, Warrants and Warrants Shares to be received by him will be acquired for investment for his own account, not as an nominee or agent, and not with a view to the sale or distribution of any part thereof, and that he has no present intention of selling, granting participations in or otherwise distributing the same except as provided in Section (4)(b)(i) above.

                 (b) Shares, Warrants and Warrant Shares Not Registered. The Employee understands that the Shares, Warrants and Warrant Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act'), or any state securities law at the time of issuance.

                 (c) Receipt of Information. The Employee represents that he fully understands the transactions contemplated by this Agreement. The Employee has had the opportunity to ask all questions Employee has deemed relevant to making the decision to accept the Shares, and the Warrants proposed to be issued pursuant to Section 4, as consideration for his duties and covenants set forth in this Agreement.

                 (d) Restricted Securities. The Employee understands that the Shares, Warrants and Warrant Shares may not be sold, transferred or otherwise disposed of without compliance with state securities laws and without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration under the Securities Act and applicable state securities laws, the Employee will hold such securities indefinitely, unless the subsequent disposition of such securities is registered under the Securities Act and the applicable state securities laws or is exempt from registration thereunder.

                 (e) Legend; Transfer. The certificates for the Shares and Warrant Shares shall bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE SAME ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND APPLICABLE STATE SECURITIES LAWS, OR NEMATRON RECEIVES AN OPINION OF COUNSEL THAT REGISTRATION UNDER THE ACT AND SUCH LAWS IS NOT REQUIRED FOR SALE OR TRANSFER.

In addition, Nematron or Nematron's transfer agent, as the case may be, shall make a notation regarding the restrictions on transfer of the Shares, Warrants and Warrant Shares in its stock transfer records.

         11. Notices. Any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested or sent by express courier service, charges prepaid by shipper, to his residence in the case of notices to the Employee, and to the principal offices of the Company in Ann Arbor, Michigan to the attention of the President in the case of notices to the Company (or to such other address as a party is directed pursuant to written notice from the other party). Any notice given by the Company to the Employee at his last directed address shall be effective to bind any other person who shall acquire rights hereunder.

         12. Assignment. This Agreement may not be assigned by the Employee but may be assigned by the Company. This Agreement will be deemed to be assigned by the Company to any business successor of the Company, whether or not formally assigned.

         13. Entire Agreement; Waiver. This instrument contains the entire Agreement of the parties relating to the subject matter hereof, supersedes and replaces in its entirety any existing employment agreement of the Employee, whether oral or in writing, and may not be waived, changed, modified, extended or discharged orally but only by Agreement in writing signed by the Employee and an officer of the Company. The waiver by the Company of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a wavier of a breach of any other provision of this Agreement or of any subsequent breach by the Employee.

         14. Survival of Terms. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.

         15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without regard to its rules regarding choice of law.

         16. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

         17. Validity. If for any reason any provision hereof shall be determined to be invalid or unenforceable, the validity and effect of the other provisions hereof shall not be affected thereby.

         18. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 5 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         19. Arbitration. Except as expressly set forth in Section 8 of this Agreement, it is mutually agreed between the parties that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy (hereinafter referred to as "grievance") involving the negotiation, execution, performance or termination of this Agreement. It is the intention of the parties that the arbitration award will be final and binding and that judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

         The arbitrator shall be chosen in accordance with the Voluntary Labor Arbitration rules of the American Arbitration Association and the expenses of the arbitration shall be shared equally by the Company and Employee. The place of the arbitration shall be the offices of the American Arbitration Association in Detroit, Michigan.

         The arbitrator shall not have jurisdiction or authority to change any of the provisions of this Agreement by alterations, additions to or subtractions from the terms thereof. The arbitrator's sole authority shall be to interpret or apply any clause or clauses of this Agreement.

         The parties stipulate that the provisions hereof, and the decision of the arbitrator with respect to any grievance, shall be the sole and exclusive remedy for any alleged breach of this Agreement, except as expressly set forth in Section 8 of this Agreement. The parties hereby acknowledge that since arbitration is the exclusive remedy, other than as expressly set forth in Section 8 of this Agreement, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any grievance which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of this Employment Agreement.

         The Employee agrees not to commence any cause of action relating to his employment or the termination thereof or the arbitration of any grievance under this Agreement more than six (6) months after the event complained of (except for any mandatory counterclaim permitted by this Agreement) and agrees to waive any statute of limitations to the contrary.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                 /S/ Thomas Peacock
                                 -----------------------------
                                 Thomas Peacock


                                 NEMASOFT, INC.,
                                 a Michigan corporation



                             By: /S/ Frank G. Logan, III
                                 ---------------------------
                                 Frank G. Logan, III
                            Its: President



                                 NEMATRON, INC.,
                                 a Michigan corporation



                             By:  /S/ Frank G. Logan, III
                                  -------------------------
                                  Frank G. Logan, III
                            Its:  President